Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 3rd Quarter 2005 Financial Results October 14, 2005

          HIXSON, Tenn., Oct. 14 -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

          Cornerstone Bancshares, Inc. saw its 3rd quarter earnings increase to $1.23 million or $.40 a share and $2.98 million year to date an increase of 60.9% while book earnings per share increased to $.99 versus $.75, an increase of 32.9%. (The per share data is different than the nominal earnings due to a 500,000 stock issue completed in February 2005.)  The earnings growth was the result of continued strong balance sheet growth, especially loan generation and core deposit growth.  Loan fees generated from SBA 504 loans and conduit lending also contributed to top line earnings growth.  Once again, Cornerstone Bancshares Inc. proved that loan growth determines the speed of the growth of the balance sheet as the strong group of commercial lenders continued to grow the Bank’s loan portfolio while also generating loans for sale to participating banks or the open market.  The exceptional loan growth had the loan portfolio finishing the quarter with an average 3rd quarter balance of $245 million, up 28.9% over the same period in 2004.  The loan growth was concentrated in the business sector especially in asset based and commercial real estate lending as more customers choose service before price and went with a local organization that partnered with its customers.  Asset growth followed in line with loan growth as the Bank averaged $294 million in assets for the 3rd quarter of 2005 up from $235 million during the 3rd quarter of 2004 an increase of 25.1%. Earning assets for the Bank increased 25.7% in comparison to the 3rd quarter of 2004 driving the average earning asset ratio up to 94.2% well above the peer bank average. Leading the growth in deposits were interest bearing transaction accounts which on average grew 26.1% over the same period in 2004.  Cornerstone had several directors exercise non- qualified options during the 3rd quarter that were issued to them at the inception of the Company in 1996 (each director owns 20,000 options) and expects more to be exercised during the fourth quarter.  Cornerstone does not expect any dilution to the book value of the stock due to the company’s ability to deduct the director’s tax liability from these options.

          The asset quality improved slightly and remained at the superior level during the 3rd quarter of 2005 as non-performing loans as a percentage of average total loans increased to 0.24% while past due loans as a percentage of total loans decreased to 0.13%.  The Bank had net charge offs of $129 thousand during the third quarter and $290 thousand year to date, while providing $900 thousand to the loan loss allowance year to date. The large provision was created to fully fund the loan loss allowance for the loan growth realized from the first three quarters of 2005, and as a result the Bank was able to maintain a 1.30% allowance for possible loan losses.

          Cornerstone Bancshares, Inc. 3rd quarter 2005 earnings of $1.23 million represents a 73.9% increase over the 3rd quarter in 2004 earnings of $708 thousand.  Earnings per share for the 3rd quarter 2005 were $0.40 compared to $0.28 per share for the 3rd quarter of 2004.

          Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and $310 million in assets specializing in business financial services.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of September 30, 2005
(in thousands)

	Three Months Ending Sept 30%

EARNINGS SUMMARY	2005	2004	Change

Interest income	$5,438	$3,705	46.8%
Interest expense	1,642	947	73.4%

Net interest income	3,796	2,758	37.7%
Provision for loan loss	350	175	99.8%

Net interest income after provision	3,447	2,583	33.4%
Noninterest income	492	314	56.6%
Noninterest expense	1,970	1,741	13.1%

Pretax income	1,969	1,155	70.4%
Income taxes	738	448	64.8%

Net income	$1,231	$708	73.9%

Earnings per common share	$0.40	$0.28	41.3%
Weighted average common shares outstanding (1)	3,061,312	2,487,234

	Year-to-Date Ending Sept 30%

EARNINGS SUMMARY	2005	2004	Change

Interest income	$14,604	$10,187	43.4%
Interest expense	4,204	2,572	63.4%

Net interest income	10,400	7,615	36.6%
Provision for loan loss	900	585	53.8%

Net interest income after provision	9,501	7,030	35.2%
Noninterest income	1,064	923	15.3%
Noninterest expense	5,731	4,925	16.4%

Pretax income	4,833	3,028	59.6%
Income taxes	1,851	1,175	57.6%

Net income	$2,983	$1,854	60.9%

Earnings per common share	$0.99	$0.75	32.9%
Weighted average common shares outstanding (1)	3,012,731	2,487,132

	Three Months Ending Sept 30%
AVERAGE BALANCE SHEET SUMMARY
	2005	2004	Change

Loans, net of unearned income	$245,014	$190,151	28.9%
Investment securities & Other	32,092	30,320	5.8%
Earning assets	277,106	220,471	25.7%
Total assets	294,367	235,397	25.1%
Noninterest bearing deposits	35,371	29,491	19.9%
Interest bearing transaction deposits	83,245	66,018	26.1%
Certificates of deposit	105,662	86,766	21.8%
Total deposits	224,278	182,275	23.0%
Other interest bearing liabilities	39,125	33,406	17.1%
Shareholder’s equity	28,901	18,410	57.0%

	Year-to-Date Ending Sept 30%
AVERAGE BALANCE SHEET SUMMARY
	2005	2004	Change

Loans, net of unearned income	$228,142	$176,210	29.5%
Investment securities & Other	32,393	27,869	16.2%
Earning assets	260,535	204,079	27.7%
Total assets	276,952	217,881	27.1%
Noninterest bearing deposits	33,853	26,431	28.1%
Interest bearing transaction deposits	78,093	60,102	29.9%
Certificates of deposit	98,427	82,293	19.6%
Total deposits	210,373	168,826	24.6%
Other interest bearing liabilities	37,328	30,009	24.4%
Shareholder’s equity	27,486	17,808	54.3%

	Three Months Ending Sept 30		Year-to-Date Ending Sept 30

SELECTED RATIOS	2005	2004	2005	2004

Average equity to average assets	9.82%	7.82%	9.92%	8.17%
Average net loans to
average total assets	83.23%	80.78%	82.38%	80.87%
Return on average assets	1.67%	1.20%	1.44%	1.13%
Return on average total equity	17.03%	15.37%	14.47%	13.88%
Book value per common share (1)	$9.78	$7.53

(1) Per share data is adjusted for a two for one stock split in the form of a 100% stock dividend